Exhibit 99.1

Investor Relations Contact Craig Jackson, VP & Assistant Treasurer phone (937) 259-7033	News Media Contact phone (937) 224-5940 e-mail communications@dplinc.com

FOR IMMEDIATE RELEASE

DPL Inc. Named One of the 100 Most Trustworthy Companies

by Forbes for Second Consecutive Year

DAYTON, Ohio, August 10, 2010 — DPL Inc. (NYSE: DPL) was selected this month as one of Forbes’ “100 Most Trustworthy Companies” for 2010.  DPL first appeared on the list in 2009.

The list highlights those companies with the most transparent accounting and prudent management, according to Forbes.  DPL Inc., parent company of The Dayton Power and Light Company, headquartered in Dayton, Ohio, was one of 11 electric utilities that appeared on the list.

“It is an honor to once again be acknowledged by Forbes and Audit Integrity as one of the 100 Most Trustworthy Companies,” said DPL president and CEO Paul Barbas.  “Our values, integrity and trustworthiness are priorities in all that we do at DPL and that is reflected in our placement on the list.  The company’s core values are the foundation for our long-term success.”

The list was compiled by an independent financial analytics firm based in Los Angeles, Audit Integrity, that assigns an accounting and governance risk score to more than 8,000 companies traded on U.S. exchanges.  According to Forbes, fewer than 5% of public companies are on the list.

To be considered for the list, enterprises must have:  “Average” or “Conservative” ratings and average scores of 65 or more over at least eight quarters; an absence of Securities & Exchange Commission enforcement action, class action litigation, financial restatements or accounting issues during the past year; negligible risk of bankruptcy, as determined by Audit Integrity’s Bankruptcy Risk model; a relatively low proportion of incentive-based pay for the chief executive and chief financial officer; and no significant insider trading.

Audit Integrity’s risk scores are derived from statistical analysis which incorporates over 100 metrics that together provide a comprehensive view of management behavior and motivation.  The firm established its proprietary metrics in 1996 to demonstrate correlations between corporate behavior and negative events.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” for the second consecutive year in 2010.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.